Lands’ End Announces Fourth Quarter and Fiscal 2014 Results
Dodgeville, WI - March 25, 2015 - Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the fourth quarter and fiscal year ended January 30, 2015.
Fourth Quarter Summary:

•	Merchandise sales and services, net decreased 4.9% to $504.6 million from the fourth quarter last year.

•	Gross margin increased 30 basis points to 44.0% from the fourth quarter last year, on top of the 390 basis point increase in the fourth quarter of fiscal 2013.

•
Net income decreased 28.0% to $33.1 million from the fourth quarter last year. Subsequent to the January 22, 2015 announcement of our estimated financial results for the fourth quarter and fiscal year, the company learned of a merchandise quality issue related to 25 styles that resulted in a product recall, and charges related to the product recall were recognized in the fourth quarter. Excluding the impact of the product recall, Adjusted Net income[1] was $35.9 million in the fourth quarter.

•	Cash and cash equivalents at the end of the fourth quarter was $221.5 million. Net cash generated from operating activities during 2014 was $211.1 million.

Fourth Quarter Results
Merchandise sales and services, net decreased 4.9% to $504.6 million in the fourth quarter of 2014 from $530.4 million in the fourth quarter of 2013. Merchandise sales and services, net were negatively impacted by $3.4 million from the product recall in the fourth quarter of 2014. In the Direct segment Merchandise sales and services, net decreased 2.6% to $431.8 million primarily attributable to a decrease in our international business and the product recall, partially offset by an increase in business and school uniform sales in the U.S. The decrease in our international business was largely attributable to the negative impact of changes in currency exchange rates. Merchandise sales and services, net in the Retail segment decreased 16.6% to $72.8 million driven by a decrease in same store sales, a decrease in the number of Lands’ End Shops at Sears, and a decrease in Shop Your Way redemption credits resulting from the commercial agreements entered into with Sears Holdings Corporation and its subsidiaries as part of the Company’s separation. Same store sales in the Retail segment decreased 7.9%, driven by lower sales in the Company’s Lands’ End Shops at Sears. On January 30, 2015, the Company operated 236 Lands’ End Shops at Sears, 14 global Lands’ End Inlet stores and five newly opened international shop-in-shops compared to 274 Lands’ End Shops at Sears and 16 global Lands’ End Inlets on January 31, 2014.

Gross profit decreased 4.1% to $222.2 million and gross margin increased 30 basis points to 44.0% in the fourth quarter of 2014 compared with gross profit of $231.6 million and gross margin of 43.7%, in the fourth quarter of 2013. The increase in gross margin was driven by an increase in the Direct segment partially offset by a decrease in the Retail segment. Gross Margin in the Direct segment increased 50 basis points to 45.3% and gross margin in the Retail segment decreased 150 basis points to 36.4%. The Gross margin increase in the Direct segments was primarily attributable to the more targeted promotional strategy which began to take effect in the second half of 2013. The gross margin decrease in the Retail segment was primarily driven by a favorable inventory adjustment in the fourth quarter of last year.

Selling and administrative expenses increased 1.3% to $153.5 million in the fourth quarter of 2014 from $151.5 million in the fourth quarter of 2013. The $1.9 million increase in the fourth quarter of 2014 included approximately $2.5 million of stand-alone public company related expenses and a credit related to incentive compensation expense of $0.8 million. There were no stand-alone public company costs and no incentive compensation expenses in the fourth quarter of 2013. As a percentage of Merchandise sales and services, net, Selling and administrative expenses increased approximately 180 basis points to 30.4% in the fourth quarter of 2014 from 28.6% in the fourth quarter last year. The deleveraging of Selling and administrative expenses was primarily attributable to decreased sales and increased stand-alone public company costs, partially offset by expense management.

Depreciation and amortization expense decreased 5.1% to $5.1 million in the fourth quarter of 2014 from $5.3 million in the fourth quarter of 2013 primarily attributable to an increase in fully depreciated assets.

Other operating expense, net increased to $3.2 million in the fourth quarter of 2014 primarily due to the impact of the product recall of $3.0 million.

Operating income decreased 19.1% to $60.5 million in the fourth quarter of 2014 from $74.7 million in the fourth quarter of 2013. The product recall negatively impacted Operating income in the fourth quarter by approximately $4.7 million.

Interest expense was $6.2 million in the fourth quarter of 2014 and was attributable to higher debt levels and costs related to the issuance of the term loan used to pay a $500 million dividend to a subsidiary of Sears Holdings Corporation immediately prior to the separation.

Income tax expense was $21.7 million for the fourth quarter of 2014 compared with $28.8 million in the fourth quarter of 2013. The effective tax rate was 39.7% in the fourth quarter of 2014 compared with 38.5% in the fourth quarter of 2013.

Net income decreased 28.0% to $33.1 million and diluted earnings per share decreased 28.5% to $1.03 in the fourth quarter of 2014 compared with Net income of $45.9 million and diluted earnings per share of $1.44 per diluted share in the fourth quarter of 2013. Excluding the impact of the product recall, Adjusted Net income1 was $35.9 million in the fourth quarter.

Adjusted EBITDA2 decreased 12.0% to $70.4 million in the fourth quarter of 2014 from $80.1 million in the fourth quarter of 2013.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $221.5 million on January 30, 2015 compared to $22.4 million on January 31, 2014. Net cash provided by operations for the 52 weeks ended January 30, 2015 was $211.1 million compared to $114.9 million in the same period last year due to:

•	Improved inventory management

•	The net effect of changes in settlement methods with our former parent company and certain suppliers resulting from the separation

•	Increased operating income

•	Partially offset by interest payments on debt

Inventory decreased 18.5% to $301.4 million on January 30, 2015 from $369.9 million on January 31, 2014.

The net effect of changes in settlement methods with our former parent company and certain suppliers included approximately $28.8 million in Accounts payable less $3.5 million in Accounts receivable as of January 30, 2015. These items would have been included in equity as part of Net parent company investment prior to our separation on April 4, 2014 from Sears Holdings Corporation.

The Company had $159.5 million of availability under its asset-based senior secured credit facility and had long-term debt of $506.0 million as of January 30, 2015.

March 23, 2015 Product Recall

Subsequent to the January 22, 2015 announcement of our estimated financial results for the fourth quarter and fiscal year, the company learned of a merchandise quality issue related to 25 styles that resulted in a product recall. In cooperation with the U.S. Consumer Product Safety Commission, we are voluntarily recalling the affected styles. More information about the product recall is available at www.landsend.com/productrecall.

The company estimates the product recall negatively impacted sales by approximately $3.4 million and net income by approximately $2.8 million in the fourth quarter ended January 30, 2015. While there may be additional costs related to the recall recognized in subsequent quarters, we currently do not believe that these costs will be material.

About Lands’ End, Inc.
Lands' End, Inc. (NASDAQ: LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears® and standalone Lands’ End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements
Results are unaudited. This press release contains forward-looking statements, including with respect to the possible future impact of the product recall. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase; changes in customer preference for our branded merchandise; customers’ use of our digital platform; the success of our overall marketing strategies; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; fluctuations and increases in the costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business model; if Sears, Roebuck and Co. sells or disposes of its retail stores or if its retail business does not attract customers or does not adequately promote the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage consumer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to the product recall and product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following the separation from Sears Holdings and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements that have been executed in connection with the separation or our failure to have necessary systems and services in place when certain of the transaction agreements expire; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the separation; our difficulty in operating as a separate entity following the separation; our failure to achieve some or all of the expected benefits of the separation, and adverse effects of the separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; increases in our expenses and administrative burden in relation to becoming a public company, in particular to bring us into compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2014. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts

ICR
John Rouleau / Rachel Schacter
203-682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Lands’ End, Inc.
Michele Casper
Director of Public Relations
(608) 935-4633
Michele.Casper@landsend.com

Lands’ End, Inc.
Mike Rosera
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

-Financial Tables Follow-

LANDS’ END, INC.
Consolidated and Combined Balance Sheets
(Unaudited)

(in thousands, except share data)	January 30, 2015	January 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$221,454	$22,411
Restricted cash	3,300	3,300
Accounts receivable, net	30,073	33,617
Inventories, net	301,367	369,928
Deferred tax assets	3,438	—
Prepaid expenses and other current assets	31,408	21,993
Total current assets	591,040	451,249
Property and equipment, net	101,223	101,096
Goodwill	110,000	110,000
Intangible assets, net	528,712	531,342
Other assets	22,462	588
TOTAL ASSETS	$1,353,437	$1,194,275
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$132,796	$115,387
Deferred tax liabilities	—	4,019
Other current liabilities	107,553	83,955
Total current liabilities	240,349	203,361
Long-term debt	505,988	—
Long-term deferred tax liabilities	184,483	195,534
Other liabilities	18,424	3,066
TOTAL LIABILITIES	949,244	401,961
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 31,956,521 as of January 30, 2015	320	—
Additional paid-in capital	342,294	—
Retained earnings	68,877	—
Net parent company investment	—	794,309
Accumulated other comprehensive loss	(7,298)	(1,995)
Total stockholders’ equity	404,193	792,314
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,353,437	$1,194,275

LANDS’ END, INC.
Consolidated and Combined Statements of Operations
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(in thousands except per share data)	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
REVENUES
Merchandise sales and services, net	$504,566	$530,429	$1,555,353	$1,562,876
COSTS AND EXPENSES
Cost of sales (excluding depreciation and amortization)	282,358	298,804	819,422	852,539
Selling and administrative	153,476	151,545	573,335	560,327
Depreciation and amortization	5,074	5,346	19,703	21,599
Other operating expense, net	3,205	11	3,250	70
Total costs and expenses	444,113	455,706	1,415,710	1,434,535
Operating income	60,453	74,723	139,643	128,341
Interest expense	6,170	—	20,494	—
Other income, net	561	17	1,408	50
Income before income taxes	54,844	74,740	120,557	128,391
Income tax expense	21,749	28,797	46,758	49,544
NET INCOME	$33,095	$45,943	$73,799	$78,847
NET INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$1.04	$1.44	$2.31	$2.47
Diluted:	$1.03	$1.44	$2.31	$2.47

Basic weighted average common shares outstanding	31,957	31,957	31,957	31,957
Diluted weighted average common shares outstanding	32,053	31,957	32,016	31,957

Use and Definition of Non-GAAP Financial Measures
1Adjusted Net income- As a result of the product recall which was recognized during the 13 weeks ended January 30, 2015, the Company is presenting a reconciliation of Net income determined in accordance with accounting principles generally accepted in the United States (“GAAP”) to Adjusted Net income which excludes the impact of the product recall.
2Adjusted EBITDA-In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted Net Income1 and Adjusted EBITDA2 are non-GAAP measurements, management believes that they are an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦
For the 13 and 52 weeks ended January 30, 2015 and January 31, 2014, we exclude the loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations. For the 13 weeks ended January 30, 2015 we also excluded the effects of the product recall as this was an unusual event that affects the comparability of our financial results.

Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(in thousands except per share data)	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
Net income	$33,095	$45,943	$73,799	$78,847
Product recall	2,844	—	2,844	—
Adjusted net income (1)	$35,939	$45,943	$76,643	$78,847
Adjusted net income per common share attributable to stockholders
Basic:	$1.12	$1.44	$2.40	$2.47
Diluted:	$1.12	$1.44	$2.39	$2.47

	13 Weeks Ended
	January 30, 2015		January 31, 2014
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$33,095	6.6%	$45,943	8.7%
Income tax expense	21,749	4.3%	28,797	5.4%
Other income, net	(561)	(0.1)%	(17)	—%
Interest expense	6,170	1.2%	—	—%
Operating income	60,453	12.0%	74,723	14.1%
Depreciation and amortization	5,074	1.0%	5,346	1.0%
Product recall	4,713	0.9%	—	—%
Loss on disposal of property and equipment	194	—%	11	—%
Adjusted EBITDA (2)	$70,434	14.0%	$80,080	15.1%

	52 Weeks Ended
	January 30, 2015		January 31, 2014
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$73,799	4.7%	$78,847	5.0%
Income tax expense	46,758	3.0%	49,544	3.2%
Other income, net	(1,408)	(0.1)%	(50)	—%
Interest expense	20,494	1.3%	—	—%
Operating income	139,643	9.0%	128,341	8.2%
Depreciation and amortization	19,703	1.3%	21,599	1.4%
Product recall	4,713	0.3%	—	—%
Loss on disposal of property and equipment	239	—%	70	—%
Adjusted EBITDA (2)	$164,298	10.6%	$150,010	9.6%

LANDS’ END, INC.
Consolidated and Combined Statements of Cash Flows
for Fiscal Years Ended
(Unaudited)

(in thousands)	January 30, 2015	January 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$73,799	$78,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,703	21,599
Product recall	4,713	—
Amortization of debt issuance costs	1,563	—
Loss on disposal of property and equipment	239	70
Stock-based compensation	2,118	—
Deferred income taxes	17,545	(4,961)
Change in operating assets and liabilities:
Inventories	64,252	10,007
Accounts payable	19,207	9,145
Other operating assets	(9,342)	(3,946)
Other operating liabilities	17,324	4,158
Net cash provided by operating activities	211,121	114,919
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	14
Change in restricted cash	—	—
Purchases of property and equipment	(16,608)	(9,887)
Net cash used in investing activities	(16,608)	(9,873)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from / (distributions to) Sears Holdings, net	8,481	(110,936)
Proceeds from issuance of long-term debt	515,000	—
Payments on term loan facility	(3,862)	—
Debt issuance costs	(11,433)	—
Dividend paid to a subsidiary of Sears Holdings Corporation	(500,000)	—
Net cash provided by (used in) financing activities	8,186	(110,936)
Effects of exchange rate changes on cash	(3,656)	44
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	199,043	(5,846)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,411	28,257
CASH AND CASH EQUIVALENTS, END OF PERIOD	$221,454	$22,411
SUPPLEMENTAL INFORMATION:
Supplemental Cash Flow Data:
Unpaid liability to acquire property and equipment	$4,157	$2,208
Income taxes paid	$19,004	$4,059
Interest paid	$18,726	$—

Financial information by segment is presented in the following tables for the 13 and 52 weeks ended January 30, 2015 and January 31, 2014.

	13 Weeks Ended		52 Weeks Ended
(in thousands)	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
Merchandise sales and services, net:
Direct	$431,753	$443,088	$1,320,642	$1,303,862
Retail	72,801	87,326	234,632	258,922
Corporate/ other	12	15	79	92
Total Merchandise sales and services, net	$504,566	$530,429	$1,555,353	$1,562,876

	13 Weeks Ended		52 Weeks Ended
(in thousands)	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014
Adjusted EBITDA:
Direct	$77,213	$78,215	$192,763	$166,313
Retail	3,059	6,486	7,161	4,665
Corporate/ other	(9,838)	(4,621)	(35,626)	(20,968)
Total adjusted EBITDA	$70,434	$80,080	$164,298	$150,010